DATA

PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CONTRACT/CERTIFICATE.
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WITHDRAWAL CHARGES (SEE SECTION 8.01):      None

DAILY SEPARATE ACCOUNT CHARGES                [ANNUAL RATE OF 1.70% (EQUIVALENT
(SEE SECTION 8.04): *                         TO A DAILY RATE OF .004697%).]

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:
                  Current and Maximum         Annual rate of 1.10%

Administration Charge:
                  Current and Maximum         Annual rate of 0.25%. We reserve
                                              the right to increase this charge
                                              to an annual rate of 0.35%.
Distribution Charge:
                  Current and Maximum         Annual rate of 0.35%]

* NOT APPLICABLE TO FUNDS INVESTED IN THE MONEY MARKET DOLLAR COST AVERAGING ACCOUNT


No. 2002DPSLECT                                                      Data page 9